Credit Suisse

Asset-Backed Securities

ABSC AMQ 2006-HE7

Balance: 1,116,593,559

All records

4,906 records

Selection Criteria: All records

Table of Contents

1. CLTV

2. AMC credit grade distribution

3. AMC credit grade distribution - Purchase

4. AMC credit grade distribution - Cashout

5. AMC credit grade distribution - rate term

6. Cashout - LTV distribution

7. Cashout - Product Type

8. Stated Income - FICO

9. Stated Income - LTV

10. Stated Income - Credit Grade

1. CLTV

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
CLTV	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
<= 50.00	112	$19,509,324.49	1.75%	601	41.55%	7.87%	99.25%
50.01 - 60.00	116	21,911,422.93	1.96	606	55.2	7.696	99.62
60.01 - 70.00	154	32,824,464.70	2.94	564	66.63	8.599	96.4
70.01 - 80.00	773	170,538,699.77	15.27	568	77.8	8.435	94.03
80.01 - 90.00	1,601	368,126,030.77	32.97	619	87.99	8.393	85.22
90.01 - 100.00	2,150	503,683,616.48	45.11	641	85	8.231	96.65
Total:	4,906	$1,116,593,559.14	100.00%	619	83.00%	8.31%	92.58%

2. AMC credit grade distribution

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
AMC credit grade distribution	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
2A	38	$6,352,813.87	6.66%	600	78.75%	8.83%	88.89%
3A	34	6,080,766.06	6.37	618	76.56	8.403	97.58
4A	35	6,735,484.62	7.06	630	82.11	8.101	94.32
5A	53	12,082,535.48	12.66	650	85.57	7.595	97.98
6A	51	10,242,229.89	10.73	669	78.56	7.268	90.98
7A	69	17,004,692.57	17.82	694	88.36	7.215	94.33
8A	70	14,815,626.49	15.52	738	88.96	6.999	94.43
A	49	8,974,289.32	9.4	571	80.47	8.773	100
B	32	5,341,863.57	5.6	546	79.8	9.105	100
C	30	5,767,589.09	6.04	533	74.34	9.347	100
D	15	2,041,702.62	2.14	523	63.92	9.215	100
Total:	476	$95,439,593.58	100.00%	644	82.62%	7.91%	95.61%

3. AMC credit grade distribution - Purchase

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
AMC credit grade distribution - Purchase	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
2A	5	$503,809.46	52.50%	590	83.66%	8.47%	100.00%
6A	1	295,745.14	30.82	666	80	6.75	100
7A	1	26,120.97	2.72	695	100	9.99	100
A	1	133,874.45	13.95	555	84.81	9.75	100
Total:	8	$959,550.02	100.00%	611	83.14%	8.16%	100.00%

4. AMC credit grade distribution - Cashout

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
AMC credit grade distribution - Cashout	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
2A	31	$5,592,994.09	6.12%	600	79.05%	8.88%	87.39%
3A	32	5,886,392.46	6.44	618	76.77	8.398	97.5
4A	30	5,816,086.11	6.36	631	81.4	8.074	93.42
5A	50	11,661,339.40	12.75	650	85.77	7.599	97.9
6A	46	9,314,963.65	10.19	670	78.37	7.298	90.09
7A	64	16,485,514.84	18.03	694	88.29	7.211	94.69
8A	70	14,815,626.49	16.2	738	88.96	6.999	94.43
A	48	8,840,414.87	9.67	572	80.4	8.759	100
B	31	5,222,763.50	5.71	544	79.69	9.108	100
C	30	5,767,589.09	6.31	533	74.34	9.347	100
D	15	2,041,702.62	2.23	523	63.92	9.215	100
Total:	447	$91,445,387.12	100.00%	644	82.64%	7.91%	95.51%

5. AMC credit grade distribution - rate term

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
AMC credit grade distribution - rate term	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
2A	2	$256,010.32	8.44%	612	62.51%	8.31%	100.00%
3A	2	194,373.60	6.41	609	70.21	8.575	100
4A	5	919,398.51	30.3	624	86.62	8.276	100
5A	3	421,196.08	13.88	647	79.84	7.478	100
6A	4	631,521.10	20.81	667	80.77	7.068	100
7A	4	493,056.76	16.25	691	90.17	7.217	82
B	1	119,100.07	3.92	591	84.33	8.99	100
Total:	21	$3,034,656.44	100.00%	644	81.87%	7.79%	97.08%

6. Cashout - LTV distribution

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
Cashout - LTV distribution	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
<= 50.00	103	$17,777,820.16	2.97%	594	41.72%	7.91%	100.00%
50.01 - 60.00	96	18,043,117.16	3.02	596	55.46	7.782	100
60.01 - 70.00	138	29,890,043.27	5	561	66.67	8.639	96.51
70.01 - 80.00	810	184,736,485.91	30.91	579	78.06	8.283	95.49
80.01 - 90.00	1,118	271,054,522.23	45.35	618	87.62	8.261	91.36
90.01 - 100.00	427	76,225,467.43	12.75	631	95.33	8.884	96.23
Total:	2,692	$597,727,456.16	100.00%	603	82.26%	8.34%	94.03%

7. Cashout - Product Type

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
Cashout - Product Type	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
ARM - 2/18	1	$51,821.73	0.01%	602	80.00%	7.95%	100.00%
ARM - 2/28	668	140,051,918.83	23.43	571	80.84	8.921	92.67
ARM - 2/28 - 40Yr Dual	313	89,009,729.25	14.89	596	83.31	8.323	92.34
ARM - 2/28 - 5Yr IO	111	39,939,658.77	6.68	645	85.97	7.771	100
ARM - 3/12	1	79,530.95	0.01	587	60.02	7.875	100
ARM - 3/27	436	90,779,123.66	15.19	581	81.11	8.674	86.98
ARM - 3/27 - 40Yr Dual	188	51,541,783.67	8.62	597	84.42	8.303	97.14
ARM - 3/27 - 5Yr IO	78	23,671,485.32	3.96	645	84.08	7.45	100
ARM - 5/25	4	656,650.21	0.11	715	90.06	7.021	100
ARM - 5/25 - 5Yr IO	2	278,100.00	0.05	703	90	7.325	100
Fixed - 15Yr	24	3,410,435.26	0.57	650	78.74	7.451	98.11
Fixed - 20Yr	20	2,472,102.85	0.41	631	74.7	7.988	90.92
Fixed - 25Yr	14	2,433,322.33	0.41	668	81.51	7.869	100
Fixed - 30Yr	699	113,166,971.71	18.93	633	81.57	8.057	95.86
Fixed - 30Yr - 40Yr Dual	84	25,212,429.90	4.22	606	80.87	7.834	98.79
Fixed - 30Yr - 5Yr IO	49	14,972,391.72	2.5	658	85.6	7.503	100
Total:	2,692	$597,727,456.16	100.00%	603	82.26%	8.34%	94.03%

8. Stated Income - FICO

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
Stated Income - FICO	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
1 - 500	1	$132,860.10	0.03%	500	69.27%	9.20%	100.00%
501 - 525	7	2,125,280.77	0.55	518	71.42	9.64	100
526 - 550	54	13,881,522.40	3.58	539	75.75	9.485	90.39
551 - 575	93	22,407,647.82	5.78	562	81.57	9.228	95.76
576 - 600	97	24,190,391.45	6.24	590	84.65	9.086	90.28
601 - 625	236	58,497,234.45	15.1	614	86.96	9.049	88.47
626 - 650	372	94,024,642.97	24.27	640	84.64	8.588	88.18
651 - 675	315	84,216,924.25	21.74	660	83.49	8.421	92.67
676 - 700	177	52,706,981.79	13.61	687	83.9	8.435	82.66
701 - 725	82	21,826,927.85	5.63	711	84.97	8.269	75.39
726 - 750	27	7,919,931.65	2.04	739	85.13	8.285	77.35
751 - 775	17	4,296,340.87	1.11	759	89.79	8.646	23.21
776 - 800	4	1,143,898.81	0.3	779	88.27	7.203	77.43
Total:	1,482	$387,370,585.18	100.00%	643	84.16%	8.68%	87.47%
% Owner Occupied: 87.47%

9. Stated Income - LTV

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
Stated Income - LTV	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
<= 50.00	25	$4,766,089.02	1.23%	608	43.31%	8.30%	96.92%
50.01 - 60.00	16	2,990,580.89	0.77	607	54.05	8.409	97.24
60.01 - 70.00	24	6,420,954.66	1.66	558	68.19	9.26	79.78
70.01 - 80.00	619	187,458,657.08	48.39	650	79.61	8.23	96.79
80.01 - 90.00	508	126,940,845.50	32.77	637	88.62	8.922	71.65
90.01 - 100.00	290	58,793,458.03	15.18	646	95.63	9.567	91.51
Total:	1,482	$387,370,585.18	100.00%	643	84.16%	8.68%	87.47%

10. Stated Income - Credit Grade

							% of
				Weighted	Weighted	Weighted	Owner
	Number Of	Aggregate Remaining	% Loans by Remaining	Average	Average	Average	Occupied
Stated Income - Credit Grade	Loans	Principal Balance	Principal Balance	FICO	LTV	Coupon	By Balance
1	1,423	$370,908,139.69	95.75%	642	84.23%	8.70%	87.24%
2	11	3,317,579.58	0.86	610	81.09	9.228	95.52
2A	3	1,127,994.65	0.29	609	89.01	10.021	53.76
3	2	689,310.86	0.18	625	80	8.342	100
3A	4	1,327,163.89	0.34	639	88.36	8.686	100
4	2	329,422.92	0.09	529	66.74	9.341	100
4A	1	103,440.45	0.03	635	90	8.75	0
5A	2	434,483.88	0.11	647	82.3	8.563	76.81
6A	3	752,501.19	0.19	670	83.89	7.722	100
7A	10	3,181,463.66	0.82	690	86.85	7.428	96.13
8A	12	3,249,110.35	0.84	740	87.25	6.878	94.09
A	2	409,013.91	0.11	561	69.17	9.54	100
B	2	574,914.85	0.15	540	67.23	9.569	100
C	5	966,045.30	0.25	508	62.82	9.384	100
Total:	1,482	$387,370,585.18	100.00%	643	84.16%	8.68%	87.47%

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New York, New York 10010
www.credit_suisse.com
11/1/2006 17:12

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